                                                Filed pursuant to Rule 424(b)(3)

PROSPECTUS

                               15,896,858 SHARES

                             METAL MANAGEMENT, INC.
                                  COMMON STOCK

    This Prospectus relates to the resale of up to an aggregate of 15,896,858 shares (the "Shares") of common Stock, par value $.01 per share (the "Common Stock"), of Metal Management, Inc., a Delaware corporation (the "Company"), which may be offered (the "Offering") for sale by persons (individually a "Selling Stockholder," collectively the "Selling Stockholders") described in this Prospectus. The Shares that were issued, or are issuable by the Company consist of the following: (i) 6,547,288 Shares issued by the Company in connection with business combination transactions; (ii) 2,045,673 Shares issuable upon exercise of warrants granted by the Company in business combination transactions or to employees, advisors or other agents of the Company; (iii) up to 2,614,331 Shares issuable on conversion of 23,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") by the holders of such Series A Preferred Stock; (iv) up to 1,939,998 Shares issuable upon conversion of 20,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock") by the holders of such Series B Preferred Stock; (v) 1,885,000 Shares owned by individuals who purchased such Shares in other transactions exempt from the registration requirements of federal and state law;
(vi) 182,087 shares issuable on conversion of a note payable granted by the Company in connection with a business combination transaction; and (vii) 682,481 Shares which are not otherwise covered by (i)-(vi) above.

    The Shares may be offered for sale from time to time by or for the account of the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest in the open market, on the Nasdaq National Market, in the over-the-counter market, in privately negotiated transactions, or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. The Shares are intended to be sold through one or more broker-dealers or directly to purchasers. These broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders or purchasers of the Shares for whom the broker-dealer may act as agent, or to whom the Selling Shareholders may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary concessions). The Selling Stockholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and any commissions received by them and the proceeds of any resale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

    As of January 13, 1998, of the 15,896,858 Shares offered hereby, a total of:
(i) 9,114,769 Shares were outstanding; (ii) 2,045,673 Shares were issuable upon exercise of warrants; (iii) 182,087 Shares were issuable upon conversion of a note payable; and (iv) up to 4,554,329 Shares are issuable upon conversion of the Series A Preferred Stock and Series B Preferred Stock. The conversion price of the Series A Preferred Stock is equal to the lesser of (A) the price determined by multiplying (x) the average of the "Closing Bid Prices" (as defined in the Certificate of Designation for the Series A Preferred Stock) for the five (5) trading days immediately prior to (but not including) the purchase date times (y) 85%; and (B) $18.30. The conversion price for the Series B Preferred Stock is equal to the lesser of: (A) the price determined by multiplying (x) the average of "Closing Bid Price" (as defined in the Certificate of Designation for the Series B Preferred Stock) for the Common Stock on the five (5) trading days occurring immediately prior to, but not including, the date of conversion times (y) 92.5%; (B) the price determined by multiplying (x) the "Closing Bid Price" for the Common Stock for the five (5) trading days immediately prior to (but not including) the purchase date of the Series B Preferred Stock times (y) 120%; or (C) the price equal to the lowest traded price of a share of Common Stock during any period in which the Common Stock is no longer listed for quotation on the Nasdaq National Market, the New York Stock Exchange or such other national securities exchange. The exercise price and the number of shares issuable upon exercise of warrants or conversion of the Series A or Series B Preferred Stock (and offered for sale pursuant to this Prospectus) are subject to adjustment to the extent permitted under Rule 416 of the Securities Act to prevent dilution resulting from stock splits, stock dividends or similar events, or by reason of changes in the conversion price in accordance with the terms of the certificate of designation governing the Series A or Series B Preferred Stock. If all of the warrants referred to in (ii) above are exercised, the Company will receive proceeds of $11,342,249 although in certain instances the documents governing the warrants permit the holder thereof to exercise the warrants in a "cashless" manner. A "cashless" exercise will reduce the number of shares ultimately issued but will also reduce the proceeds payable to the Company from such issuance. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to their registration. See "Selling Stockholders" and "Plan of Distribution."

    The Common Stock is currently traded on The Nasdaq Stock Market -- National Market ("Nasdaq") under the symbol "MTLM." On April 29, 1998, the last reported price for the Common Stock as reported by Nasdaq was $12.94 per share. As of April 28, 1998, the Company had a total of 33,046,004 shares of Common Stock outstanding.

PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE
 CAPTION "RISK FACTORS" APPEARING IN THE COMPANY'S CURRENT REPORT ON FORM 8-K,
        DATED MAY 1, 1998, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                  May 1, 1998

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York, 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is currently traded on Nasdaq. Information filed by the Company with Nasdaq may be inspected through EDGAR, the Commission's on-line filing service.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied through EDGAR, the Commission's on-line filing service.

                                  THE COMPANY

GENERAL

     The Company and its wholly-owned subsidiaries are engaged in the business of dismantling, processing, marketing, brokering and recycling both ferrous and non-ferrous metals with the goal of becoming one of the largest recyclers of scrap metal in North America. The Company operates, or participates in joint ventures operating, forty-six recycling centers in eleven states and resells processed scrap metal and other materials to domestic and foreign customers. The Company intends to continue its expansion principally through acquisitions. The Company believes that the scrap metal recycling industry is highly fragmented, and that no single company is a significant processor of scrap metal on a national scale, although certain companies are significant processors on a local or regional scale.

     The Company entered the scrap metal recycling industry on April 11, 1996, through its merger with EMCO Recycling Corp. ("EMCO"), headquartered in Phoenix, Arizona. As part of the strategic redirection, in April 1996 management announced plans to exit its Spectra*Star printer and consumables business. On July 16, 1996, the inventory and related production equipment of this business was sold for approximately $1.3 million in cash and an agreement by the purchaser to pay the Company a percentage of revenues royalties on future sales of Spectra*Star printers and related consumables. The Company discontinued and sold its VideoShow and related products lines business ("VideoShow") in December 1996 for consideration substantially in the form of royalties on future sales of VideoShow equipment in an amount which the Company does not expect will be material.

     The Company was founded in 1981 and re-incorporated in Delaware in June 1986. Prior to April 11, 1996, the Company was called General Parametrics Corporation. On April 9, 1996, the Company's stockholders approved an amendment to its Certificate of Incorporation to change the name to Metal Management, Inc. Effective April 15, 1996, the Company changed its Nasdaq Stock symbol to "MTLM". On April 25, 1996, the Board of Directors of the Company approved a change in the Company's fiscal year-end from October 31 to March 31, effective April 1, 1996.

     The Common Stock is traded on the Nasdaq Stock Market under the trading symbol "MTLM." The Company's principal executive offices are located at 500 North Dearborn Street, Suite 405, Chicago, Illinois 60610, and its telephone number is (312) 645-0700.

                                USE OF PROCEEDS

     This Prospectus relates to Shares being offered and sold for the accounts of the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares but will receive proceeds of $11,342,249 if all the warrants referred to herein are exercised although in certain instances the documents governing the warrants permit the holder thereof to exercise the warrants in a "cashless" manner. A "cashless" exercise will reduce the number of shares ultimately issued but will also reduce the proceeds payable to the Company from such issuance. There can be no assurance that any of the warrants will be exercised or that the Company will receive any proceeds on exercise thereof. The Company has agreed to pay all expenses related to the registration of the Shares. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder, the aggregate number of shares of Common Stock beneficially owned by each Selling Stockholder as of January 13, 1998 (including Shares that are issuable on exercise of options or warrants, the conversion of the Series A and Series B Preferred Stock or conversion of a note payable), and the aggregate number of shares of Common Stock registered hereby that each Selling Stockholder may offer and sell pursuant to this Prospectus. Because the Selling Stockholders may offer all or a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of Shares that each Selling Stockholder may retain upon completion of the Offering. However, assuming all of the Shares offered hereunder are sold by the Selling Stockholders, then unless otherwise noted, after completion of the Offering, none of the Selling Stockholders will own more than one percent of the shares of Common Stock outstanding. Of the 15,896,858 shares offered hereby, 9,114,769 shares were issued and outstanding as of January 13, 1998, and an aggregate of 6,782,089 shares have been reserved for issuance by the Company to certain of the Selling Stockholders upon the conversion of the Series A and Series B Preferred Stock, the exercise of warrants, and the conversion of a note payable. The number of shares of Common Stock into which the Series A and Series B Preferred Stock is convertible is not determinable until conversion. Under the registration rights agreements entered into between the Company and the holders of the Series A and Series B Preferred Stock, the Company is required to register at least 175% of the number of shares of common stock that would be issuable if each of the Series A and Series B Preferred Stock was converted at a price equal to the "Closing Bid Price" over the five (5) trading days immediately preceding but not including the purchase date times 85%. Therefore, for purposes of calculating the number of Shares beneficially owned and offered hereby by the holders of the Series A and Series B Preferred Stock, the number of Shares issuable upon conversion of the Series A or Series B Preferred Stock has been calculated in accordance with the registration rights agreement. Based on information provided to the Company by the Selling Stockholders, no Selling Stockholder owns 1% or more except as indicated below. Beneficial ownership after the Offering will depend on the number of Shares sold by each Selling Stockholder. The table set forth below does not include such additional number of Shares which may be issuable upon conversion of the Series A or Series B Preferred Stock or exercise of warrants to prevent dilution resulting from stock splits, stock dividends or similar events, or by reason of changes in the conversion price in accordance with the terms of the certificate of designation governing the Series A or Series B Preferred Stock, all of which Shares, to the extent permitted under Rule 416 of the Securities Act, are offered being offered by this Prospectus.

                                                                                                SHARES TO BE
                                                          SHARES             PERCENTAGE        OFFERED FOR THE
                                                       BENEFICIALLY             OWNED              SELLING
                      SELLING                         OWNED PRIOR TO          PRIOR TO          STOCKHOLDER'S
                    STOCKHOLDERS                       THE OFFERING          OFFERING(1)           ACCOUNT
                    ------------                      --------------         -----------       ---------------
Advantage Fund Limited..............................     1,849,319(2)           5.82%             1,849,319
Isiah Anderson, Jr. ................................           500(3)              *                    500
Alfredo Bautista....................................         1,000                 *                  1,000
Neal Bidwill........................................        27,600                 *                 27,600
Charles Booker......................................         1,000(4)              *                  1,000
Capital Ventures International......................       969,999(5)           3.14%               969,999
Adolfo Castellanos..................................         1,000                 *                  1,000
Juan Castillo.......................................           250(6)              *                    250
Charles A. Isaac Revocable Trust....................       303,296              1.01%               303,296
Erhard Chorle.......................................        70,000(7)              *                 70,000
Clend Investment Holdings LTD.......................       835,260(8)           2.79%               735,260
Copperstate Metals, Inc. ...........................       305,587(9)           1.02%               303,617
Ernesto Corrales....................................         1,000                 *                  1,000
Carol Cox...........................................         8,334(10)             *                  8,334
Irene Cozzi.........................................        95,238                 *                 95,238
James R. Debord.....................................        69,000                 *                 69,000
Gloria Durand.......................................           750                 *                    750
Gail G. Ellis.......................................        92,000                 *                 92,000
Sam Ellis...........................................           500(11)             *                    500
Empire Metals.......................................     2,573,050(12)          8.43%             1,997,194
Cesar Franco........................................         1,000                 *                  1,000
Betsy Katherine Franco..............................         1,000                 *                  1,000
Mary B. Galvin......................................        91,863                 *                 91,863
Guadalupe Garcia....................................           500(13)             *                    500
Jose Garcia.........................................           250(14)             *                    250
Jose L. Garcia......................................           750(15)             *                    750

                                                                                                SHARES TO BE
                                                          SHARES             PERCENTAGE        OFFERED FOR THE
                                                       BENEFICIALLY             OWNED              SELLING
                      SELLING                         OWNED PRIOR TO          PRIOR TO          STOCKHOLDER'S
                    STOCKHOLDERS                       THE OFFERING          OFFERING(1)           ACCOUNT
                    ------------                      --------------         -----------       ---------------
Roger Greene........................................        19,234(16)             *                  9,234
Robert Hale.........................................        12,500(17)             *                 12,500
Deerwood Harrell, Jr. ..............................           500(18)             *                    500
Thomas H. Harrell...................................         3,088(19)             *                  3,000
David G. Hauldren...................................        15,000                 *                 15,000
Charles Hays........................................       100,000                 *                100,000
Joel Douglas Helton.................................       103,750(20)             *                103,750
Johnnie Henderson...................................         1,000(21)             *                  1,000
Joe Hernandez.......................................           500(22)             *                    500
David Hochberg......................................        16,078(23)             *                 12,500
Linda Hochberg......................................        25,221(24)             *                 25,000
George A. Isaac III Second Revocable Trust..........     1,080,279(25)          3.54%                76,923
J&B Associates......................................        47,548(26)             *                 47,548
Mario Jaimez........................................           750(27)             *                    750
Jeffrey Johnson.....................................           250(28)             *                    250
Paul D. Joseph......................................       949,253(29)          3.07%               949,253
Scott Joseph........................................       316,417(30)          1.05%               316,417
Steven C. Joseph....................................       316,417(31)          1.05%               316,417
James Kedzieski.....................................         1,000(32)             *                  1,000
Nathan King.........................................         3,000(33)             *                  3,000
William Lambert.....................................         1,000                 *                  1,000
Helen Lambert.......................................         1,000                 *                  1,000
Karen Lambert.......................................         1,000                 *                  1,000
James Levy..........................................        13,800                 *                 13,800
Chris Lim...........................................        10,000                 *                 10,000
Lynn A. Isaac Second Revocable Trust................       340,856              1.14%               340,856
Leonel Macedo.......................................           250(34)             *                    250
Ian MacLeod.........................................     1,064,250(35)          3.53%               175,000
MacLeod Family Trust................................       864,250(36)          2.89%               864,250
Byron McBride.......................................           500(37)             *                    500
Dawn Meiners........................................        92,000                 *                 92,000
Mike Melnik.........................................       146,289                 *                146,289
Zalman Melnik.......................................       105,933                 *                105,933
Kenneth A. Merlau...................................       148,231                 *                137,931
Frank Miller, Jr. ..................................           500(38)             *                    500
Carlos Molina.......................................         1,000                 *                  1,000
Jovita Molina.......................................         1,000                 *                  1,000
Donald F. Moorehead, Jr. ...........................       913,643(39)          3.02%               347,404
George O. Moorehead.................................       870,996(40)          2.87%               327,202
Anthony C. Newton...................................           250(41)             *                    250
William D. Niemeyer.................................        73,972                 *                 68,972
Daniel G. Pappano...................................        60,000(42)             *                 50,000
Frank M. Paris......................................        13,800                 *                 13,800
Peer Pederson.......................................        47,113(43)             *                 47,113
Noe Pena............................................           500(44)             *                    500
Jeffrey Plonski.....................................        25,300(45)             *                 25,000
Cristopher Proler...................................         8,333(46)             *                  8,333
Proprietary Convertible Investment Group, Inc. .....     1,547,911(47)          4.91%             1,547,911

                                                                                                SHARES TO BE
                                                          SHARES             PERCENTAGE        OFFERED FOR THE
                                                       BENEFICIALLY             OWNED              SELLING
                      SELLING                         OWNED PRIOR TO          PRIOR TO          STOCKHOLDER'S
                    STOCKHOLDERS                       THE OFFERING          OFFERING(1)           ACCOUNT
                    ------------                      --------------         -----------       ---------------
Jeffrey J. Puglisi..................................        20,000                 *                 20,000
Richard G. Isaac Revocable Trust....................       454,553              1.52%               454,553
Robert Rivas........................................           500(48)             *                    500
Willie Roberts......................................           250(49)             *                    250
Lolita A. Romano....................................        76,865                 *                 74,865
Ronald I. Romano....................................        76,865                 *                 74,865
Ronald T. Romano....................................         2,635                 *                  2,635
Ryan E. Romano......................................         2,635                 *                  2,635
Harold Rubenstein...................................     2,758,883(50)          9.19%                70,000
Rafael Ruiz.........................................           750(51)             *                    750
Dennis Rusher.......................................         3,000(52)             *                  3,000
Saba Salloum........................................        25,000(53)             *                 25,000
David Schechter.....................................        27,800                 *                 13,800
Howard S. Segal.....................................        88,294(54)             *                 63,294
Nathan J. Segal.....................................       209,882(55)             *                189,882
Leslie Smith........................................         8,333(56)             *                  8,333
Robert F. Smith.....................................     1,328,329(57)          4.43%             1,048,329
Timothy Smith.......................................        25,000(58)             *                 25,000
Billy Sonnier.......................................           750(59)             *                    750
David Wayne Sonnier.................................       105,750(60)             *                103,750
Angel Sosa..........................................           500(61)             *                    500
David J. Steinmann..................................         1,000                 *                  1,000
Daniel B. Steinmann.................................         1,000                 *                  1,000
Eric H. Steinmann...................................         1,000                 *                  1,000
Jordan A. Steinmann.................................         1,000                 *                  1,000
Kayla M. Steinmann..................................         1,000                 *                  1,000
Taylor E. Steinmann.................................         1,000                 *                  1,000
Hal Tolin...........................................        30,000(62)             *                 25,000
Catherine H. Upton..................................           500(63)             *                    500
Stefanie Vaught.....................................        25,000(64)             *                 25,000
Jose Luis Villalobos................................         1,000                 *                  1,000
Ellis White, Jr. ...................................         1,000                 *                  1,000
Ellis White, Sr. ...................................        11,000(65)             *                  1,000
Jacqueline B. White.................................         1,000                 *                  1,000
Terry White.........................................           500(66)             *                    500
Katrina Whitman.....................................         2,250(67)             *                  2,250
Thomas Oscar Whitman................................       106,576(68)             *                103,750
William M. Isaac Revocable Trust....................       303,296              1.01%               303,296
Albert Williams Management Trust....................           250(69)             *                    250
David M. Zack.......................................       301,862(70)          1.00%                99,355
Gerald Zack.........................................       301,862(71)          1.00%                99,355
Raymond F. Zack.....................................       385,196(72)          1.28%                99,355
                                                        ----------                               ----------
     Total..........................................    23,359,374                               15,896,858

-------------------------
* less than 1%

 1. Share amounts and percentages shown for each person or entity are adjusted to give effect to shares of the Company's common stock that are not outstanding but may be acquired by a person or entity upon exercise of all options and warrants exercisable by such person or entity, conversion of a note payable into common stock owned by such person, or conversion of Series A or Series B Preferred Stock owned by such person or entity. These shares of common stock are not, however, deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person or entity.

 2. Consists of 1,849,319 Shares issuable upon conversion of the Series A Preferred Stock.

 3. Consists of Warrants to purchase 500 Shares.

 4. Consists of Warrants to purchase 1,000 Shares.

 5. Consists of 969,999 Shares issuable upon conversion of the Series B Preferred Stock. The Series B Preferred Stock provides that no holder may convert such preferred stock to the extent that the shares to be received by such holder upon such conversion would cause such holder to own more than 4.9% of the outstanding shares of Common Stock. Therefore the number of shares reported herein may exceed the number of shares Capital Venture International is deemed to beneficially own under Section 13(d) of the Securities Exchange Act of 1934, as amended.

 6. Consists of Warrants to purchase 250 Shares.

 7. Consists of Warrants to purchase 70,000 Shares; Mr. Chorle is a shareholder of the law firm which has provided and continues to provide legal services to the Company.

 8. Consists of Warrants to purchase 100,000 Shares, 372,779 Shares issued to Clend Investment Holdings Ltd. in connection with the Company's acquisition of HouTex, 182,481 Shares issued on the conversion of a note payable, and 180,000 Shares issued upon the exercise of Warrants.

 9. Consists of 305,587 unregistered Shares issued in connection with the Company's acquisition of EMCO.

10. Consists of Warrants to purchase 8,334 Shares.

11. Consists of Warrants to purchase 500 Shares.

12. Consists of Warrants to purchase 562,900 Shares and 2,010,150 Shares issued to Empire Metals in connection with the Company's acquisition of EMCO.

13. Consists of Warrants to purchase 500 Shares.

14. Consists of Warrants to purchase 250 Shares.

15. Consists of Warrants to purchase 750 Shares.

16. Consists of 19,234 Shares purchased by Mr. Greene.

17. Consists of Warrants to purchase 12,500 Shares.

18. Consists of Warrants to purchase 500 Shares.

19. Consists of Warrants to purchase 3,000 Shares and 88 Shares purchased by Mr. Harrell.

20. Consists of Warrants to purchase 16,250 Shares and 87,500 Shares issued to Mr. Helton in connection with the Company's acquisition of Proler.

21. Consists of Warrants to purchase 1,000 Shares.

22. Consists of Warrants to purchase 500 Shares.

23. Consists of Warrants to purchase 12,500 Shares and 3,578 Shares purchased by Mr. Hochberg.

24. Consists of Warrants to purchase 25,000 Shares and 221 Shares purchased by Mrs. Hochberg.

25. George A. Isaac III is a Director and Executive Vice President of the Company; consists of Warrants to purchase 539,423 Shares and 540,856 Shares issued to the George A. Isaac III Second Revocable Trust in connection with the Company's acquisition of Isaac.

26. Consists of 47,548 Shares issuable upon conversion of the Series A Preferred Stock.

27. Consists of Warrants to purchase 750 Shares.

28. Consists of Warrants to purchase 250 Shares.

29. Consists of Warrants to purchase 840,000 Shares and 109,253 shares issuable upon the conversion of a note payable.

30. Consists of Warrants to purchase 280,000 Shares and 36,417 shares issuable upon the conversion of a note payable.

31. Consists of Warrants to purchase 280,000 Shares and 36,417 shares issuable upon the conversion of a note payable.

32. Consists of Warrants to purchase 1,000 Shares.

33. Consists of Warrants to purchase 3,000 Shares.

34. Consists of Warrants to purchase 250 Shares.

35. Consists of Warrants to purchase 175,000 Shares, 25,000 Shares purchased by Mr. & Mrs. MacLeod and 864,250 Shares beneficially owned by the MacLeod Family Trust.

36. Consists of 725,000 Shares issued in connection with the Company's acquisition of MacLeod and 139,250 Shares issued on the conversion of a note payable.

37. Consists of Warrants to purchase 500 Shares.

38. Consists of Warrants to purchase 500 Shares.

39. Director and Vice Chairman of the Board of the Company, consists of Warrants to purchase 251,933 Shares, 44,110 Shares issuable upon conversion of the Series A Preferred Stock, 300,000 Shares purchased by Mr. Moorehead, 25,000 Shares issued to Mr. Moorehead in a private offering, 280,100 Shares issued to Mr. Moorehead in connection with the Company's acquisition of EMCO, and options to purchase 12,500 Shares.

40. Consists of Warrants to purchase 351,833 Shares, 40,000 Shares purchased by Mr. Moorehead, 25,000 Shares issued to Mr. Moorehead in a private offering, 304,163 Shares issued to Mr. Moorehead in connection with the Company's Acquisition of EMCO and options to purchase 150,000 Shares.

41. Consists of Warrants to purchase 250 Shares.

42. Consists of Warrants to Purchase 50,000 Shares and 10,000 Shares purchased by Mr. Pappano. Mr. Pappano is a shareholder of the law firm which has provided and continues to provide legal services to the Company.

43. Consists of 47,113 Shares issuable upon conversion of the Series A Preferred Stock.

44. Consists of Warrants to purchase 500 Shares.

45. Consists of Warrants to purchase 25,000 Shares and 300 Shares purchased by Mr. Plonski.

46. Consists of Warrants to purchase 8,333 Shares.

47. Consists of 577,912 Shares issuable upon conversion of the Series A Preferred Stock and 969,999 Shares issuable upon conversion of the Series B Preferred Stock. The Series B Preferred Stock provides that no holder may convert such preferred stock to the extent that the shares to be received by such holder upon such conversion would cause such holder to own more than 4.9% of the outstanding shares of Common Stock. Therefore the number of shares reported herein may exceed the number of shares Proprietary Convertible Investment Group, Inc. is deemed to beneficially own under
    Section 13(d) of the Securities Exchange Act of 1934, as amended.

48. Consists of Warrants to purchase 500 Shares.

49. Consists of Warrants to purchase 250 Shares.

50. Director of the Company; consists of Warrants to purchase 83,333 Shares, 32,500 Shares purchased by Mr. Rubenstein, 70,000 Shares issued to Mr. Rubenstein in a private offering and 2,573,050 Shares beneficially owned by Empire Metals.

51. Consists of Warrants to purchase 750 Shares.

52. Consists of Warrants to purchase 3,000 Shares.

53. Consists of Warrants to purchase 25,000 Shares.

54. Consists of options to purchase 25,000 Shares and 63,294 Shares issued to Mr. Segal in connection with the Company's acquisition of Houston Compressed Steel Corp.

55. Consists of options to purchase 20,000 Shares and 189,882 Shares issued to Mr. Segal in connection with the Company's acquisition of Houston Compressed Steel Corp.

56. Consists of Warrants to purchase 8,333 Shares.

57. Consists of 48,329 Shares issuable upon conversion of the Series A Stock, 1,000,000 Shares issued to Mr. Smith in a private offering and 280,000 Shares purchased by Mr. Smith.

58. Consists of Warrants to purchase 25,000 Shares.

59. Consists of Warrants to purchase 750 Shares.

60. Consists of Warrants to purchase 16,250 Shares, 2,000 Shares purchased by Mr. Sonnier and 87,500 Shares issued to Mr. Sonnier in connection with the Company's acquisition of Proler.

61. Consists of Warrants to purchase 500 Shares.

62. Consists of Warrants to purchase 25,000 Shares and 5,000 Shares purchased by Mr. Tolin.

63. Consists of Warrants to purchase 500 Shares.

64. Consists of Warrants to purchase 25,000 Shares.

65. Consists of Warrants to purchase 10,000 Shares and 1,000 Shares owned by Mr. Ellis White, Sr.

66. Consists of Warrants to purchase 500 Shares.

67. Consists of Warrants to purchase 2,250 Shares.

68. Consists of Warrants to purchase 16,250 Shares, 2,826 Shares purchased by Mr. Whitman and 87,500 Shares issued to Mr. Whitman in connection with the Company's acquisition of Proler.

69. Consists of Warrants to purchase 250 Shares.

70. Consists of Warrants to purchase 100,000 Shares, 100,000 Shares issued to Mr. Zack in connection with the Company's acquisition of EMCO and 101,862 Shares owned by Copperstate Metals, Inc.

71. Consists of Warrants to purchase 100,000 Shares, 100,000 Shares issued to Mr. Zack in connection with the Company's acquisition of EMCO and 101,862 Shares owned by Copperstate Metals, Inc.

72. Consists of Warrants to purchase 183,333 Shares, 100,000 Shares issued to Mr. Zack in connection with the Company's acquisition of EMCO and 101,863 Shares owned by Copperstate Metals, Inc.

     There are no material relationships between any of the Selling Stockholders and the Company or any of its predecessors or affiliates, nor have any such material relationships existed within the past three years, except as follows:

     On April 11, 1996, the Company and Harold Rubenstein, a Director of the Company, entered into a five-year consulting agreement. Under this Agreement, Mr. Rubenstein provides the Company with consulting and management assistance with respect to operations, strategic planning and other aspects of the Company's business. Fees paid for these services amounted to $84,000 and $63,000 for the year ended March 31, 1997 and the nine months ended December 31, 1997, respectively.

     The Company has issued a promissory note due April 11, 1999 bearing interest at 9% per year with a balance outstanding as of December 31, 1997 of $547,000, to H&S Broadway, an entity principally owned by Harold Rubenstein. The Company has also issued a promissory note due April 11, 1999 with a balance as of December 31, 1997 of $403,000 to Harold Rubenstein. During the fiscal year ended March 31, 1997, the Company paid $78,000 of interest to H&S Broadway and Harold Rubenstein.

     From August 1995 through November 1997, Xavier Hermosillo, an officer of the Company, provided investor relations services for the Company through his firm, Xavier Hermosillo & Associates. Under an agreement with Mr. Hermosillo's firm, the Company paid up to $4,000 per month for the services. On December 1, 1997, Mr. Hermosillo became an employee of the Company. As a finder's fee in connection with the Superior Forge acquisition, the Company has agreed to issue to Mr. Hermosillo warrants to purchase 20,000 shares of Common Stock at an exercise price of $15.00 per share, exercisable for three years from the date of issuance and also make a cash payment to him of $25,000.

     On March 13, 1998, the Company purchased substantially all of the assets of Ellis Metals, Inc. ("Ellis Metals"), which was principally owned by Harold Rubenstein. Prior to the acquisition date, the Company had entered into various transactions with Ellis Metals, including a five-year exclusive supply agreement, whereby Ellis Metals sold all of its inventory to EMCO Recycling or to EMCO Recycling's customers through a direct shipment arrangement. In the latter arrangement, EMCO Recycling received a brokerage fee. In consideration for entering into the agreement, Ellis Metals received a fee of $2,500 per month. For the year ended March 31, 1997, the Company paid Ellis Metals $30,000 under the terms of the agreement. Inventory purchases from Ellis Metals were $3.9 million for the year ended March 31, 1997 and $2.5 million for the nine months ended December 31, 1997. The Company also had sales to Ellis Metals of $0.3 million for the year ended March 31, 1997. As of December 31, 1997, the Company had net accounts payable of $68,000 to Ellis Metals. The Company also advanced $300,000 to Ellis Metals under an unsecured promissory note, due April 12, 2001, bearing an interest rate of 9% per year.

     The Company has also entered into various transactions with Empire Scrap Metals, Inc. ("Empire"), which is principally owned by Harold Rubenstein. The Company purchases inventory from Empire, from time to time, at prices equivalent to market value. Inventory purchases from Empire were $0.3 million for both the year ended March 31, 1997 and the nine months ended December 31, 1997.

     The Company also leased certain land to Ellis Metals. The Company received $78,000 and $64,000 in rent payments from Ellis Metals for the year ended March 31, 1997 and the nine months ended December 31, 1997, respectively.

     On December 1, 1997, the Company and George O. Moorehead, a former Director and Executive Vice President of the Company, entered into two agreements, a Separation Agreement and a Stock Warrant Settlement Agreement, resolving all outstanding issues between the Company and Mr. Moorehead. Pursuant to the Separation Agreement: (i) Mr. Moorehead resigned as an officer and employee of the Company and EMCO, and as a director of EMCO, effective December 1, 1997;
(ii) Mr. Moorehead delivered to the Company a Non-Compete, Non-Solicitation and Confidentiality Covenant and Agreement; (iii) the Company (a) paid Mr. Moorehead $250,000 on December 1, 1997, (b) agreed to provide Mr. Moorehead certain insurance and other benefits for a period of five years; (c) paid certain legal fees to Mr. Moorehead's counsel; and (d) agreed to permit Mr. Moorehead to exercise certain warrants to acquire Common Stock previously granted to him, on a "net cashless" basis, subject to the Company's right to refuse "net cashless" exercises under certain circumstances. Pursuant to the Stock Warrant Settlement Agreement, the Company issued to Mr. Moorehead warrants to purchase 200,000 shares of Common Stock at $12.00 per share, exercisable until December 1, 2002, and paid Mr. Moorehead amounts totalling $665,000.

     To facilitate a loan to the Company from a commercial bank, on January 7, 1997, Gerard M. Jacobs, T. Benjamin Jennings, Donald F. Moorehead, Jr., George
O. Moorehead, Harold Rubenstein and Raymond F. Zack, each of whom is or was a Director at the time of issuance, provided personal guarantees to the bank. In consideration of the guarantees, the Company issued warrants to these individuals (the "Guaranty Warrants") to purchase an aggregate of 500,000 shares of Common Stock at $4.00 per share (subject to certain restrictions). The Guaranty Warrants expire on or about January 7, 2002.

     MacLeod leases certain land from Ian MacLeod, a Selling Stockholder and a former director under a five-year lease (subject to three five-year extensions) providing for an annual base rent of $48,000. The Company owns the real property on which MacLeod's principal activities are performed.

     On December 19, 1997 an Amended and Restated Stockholders' Agreement ("Stockholders Agreement") was entered into by and among T. Benjamin Jennings, Gerard M. Jacobs, Albert A. Cozzi, Frank J. Cozzi, Gregory P. Cozzi, and Samstock L.L.C. The Stockholders Agreement is described in the Description of Capital Stock section of this Prospectus. Rod Dammeyer joined the Board of Directors of the Company in connection with the Samstock investment.

     Isaac leases certain property from a company in which George A. Isaac III, a Director of the Company, is a shareholder. The property is subject to a lease which commenced with the acquisition of Isaac as of June 23, 1997. The annual base rent for the property is approximately $317,000.

     HouTex leases a 45 acre processing facility located in Houston, Texas from a limited partnership affiliated with Mike Melnik, a Selling Stockholder for an annual rent of $228,000.

     Kenneth Merlau, a Selling Stockholder received from Isaac consulting fees of approximately $230,000 in connection with the acquisition of Isaac.

     George A. Isaac III, William M. Isaac, Lynn A. Isaac, Richard G. Isaac, and Charles A. Isaac were the primary shareholders of the Isaac Group which was acquired by the Company on June 23, 1997, and received an aggregate of 1,942,857 Shares and warrants to purchase 826,923 Shares in connection with the acquisition. Copperstate Metals, Inc., David M. Zack, Gerald Zack, Raymond F. Zack, Harold Rubenstein, George O. Moorehead and Donald F. Moorehead, Jr. were the ultimate primary shareholders of EMCO Recycling Corp. which was acquired by the Company on April 11, 1996, and received an aggregate of 3,500,000 Shares and warrants to purchase 1,000,000 Shares in connection with the acquisition. Ian MacLeod was the primary shareholder of the MacLeod Group of Companies which was acquired by the Company on January 1, 1997, and received 885,000 Shares and warrants to purchase 175,000 Shares in connection with the acquisition. Paul D. Joseph, Scott Joseph and Steven C. Joseph were the primary shareholders of Reserve Iron & Metal, L.P. which was acquired by the Company on May 1, 1997, and received warrants to purchase an aggregate of 1,400,000 Shares and a note payable convertible into 182,087 Shares in connection with the acquisition. Mike Melnik and Zalman Melnik were the primary shareholders of HouTex Metals Company, Inc. which was acquired by the Company on January 7, 1997, and received an aggregate of 252,222 Shares in connection with the acquisition.

                              PLAN OF DISTRIBUTION

     The Shares may be sold or distributed from time to time by the Selling Stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Shares may be effected by one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise on the Nasdaq National Market; (iii) purchases by brokers, dealers or underwriters as principals and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Common Stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise), or (vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery to such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this Prospectus. Shares to be sold hereunder may be issued upon conversion of the Series A or Series B Preferred Stock in accordance with its terms, or in other transactions with the Company involving the Series A or Series B Preferred Stock, including, without limitation, issuance of Shares in exchange for shares of Series A or Series B Preferred Stock and issuance of Shares pursuant to modification of the terms of the Series A or Series B Preferred Stock, or in settlement of claims with respect to rights of holders of Series A or Series B Preferred Stock.

     Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, underwriter or agent might be greater or less than those customary in the type of transaction involved.

     The Selling Stockholders and any such brokers, dealers or other agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by the Selling Stockholders and any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of any such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, broker, dealer or other agent relating to the sale or distribution of the Shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all of the expenses incident to this Offering of the Shares by the Selling Stockholders other than commissions, concessions and discounts of brokers, dealers or other agents. Each Selling Stockholder may indemnify any broker, dealer, or other agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company has agreed to indemnify certain Selling Stockholders and any such statutory "underwriter" and controlling persons of such "underwriter" against certain liabilities, including certain liabilities under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

                          DESCRIPTION OF CAPITAL STOCK

     The Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") authorizes capital stock consisting of 80,000,000 shares of Common Stock, par value $.01 per share, and 4,000,000 shares of preferred stock without designation, par value $0.01 per share ("Preferred Stock"). There were 33,046,004 shares of Common Stock issued and outstanding as of April 28, 1998. Additionally, the Board of Directors has designated 36,000 shares of Preferred Stock as "Series A Preferred Stock," face amount of $1,000 per share, 15,094 shares of which were outstanding as of April 28, 1998, and 23,000 shares of Preferred Stock as "Series B Preferred Stock," face amount of $1,000 per share, 19,850 shares of which were outstanding as of April 28, 1998. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Company.

     Common Stock. Each share of Common Stock is entitled to one vote. There are no preemptive, subscription, conversion or redemption rights pertaining to the shares of Common Stock. Stockholders are entitled to receive dividends as declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company available upon liquidation.

     Preferred Stock. The Company's certificate of incorporation grants the Board of Directors the right to cause the Company to issue, from time to time, all or part of the preferred stock remaining undesignated in one or more series, and to fix the number of shares of preferred stock remaining undesignated and determine or alter for each series, the voting powers, full, limited, or none, and other designations, preferences, or relative, participating, optional or other special rights and such qualifications, limitations, or restrictions thereof. On August 8, 1997, the Company designated 36,000 shares of preferred stock as "Series A Convertible Preferred Stock," par value $.01 per share (Stated Value of $1,000 per share). On November 20, 1997, the Company designated 23,000 shares of preferred Stock as "Series B Convertible Preferred Stock," par value $.01 per share (Stated Value of $1,000 per share).

     The Series A Preferred Stock has a "Liquidation Preference" equal to $1,000 per share plus any accrued and unpaid dividends. Upon the liquidation, dissolution or winding up of the Company, holders of the Series A Preferred Stock are entitled to receive payment of the Liquidation Preference on a pro rata basis based on the Liquidation Preference of the preferred stock held by each holder before any payment is made to holders of Common Stock or any stock of the Company junior to the Series A Preferred Stock.

     Dividends on the Series A Preferred Stock accrue at an annual rate of 6% of the Stated Value and are payable in cash or, at the Company's option, and upon satisfaction of certain conditions, in additional shares of Series A Preferred Stock. The holders of Series A Preferred Stock are able to convert the shares of Series A Preferred Stock into Common Stock at a price equal to the lower of: (i) $18.30 (to be adjusted to reflect stock splits, stock dividends or similar events); or (ii) 85% of the average closing bid price for the common stock for the five trading days prior to the conversion date.

     If the conversion of the Series A Preferred Stock would result in the holders receiving more than 2,500,000 shares of Common Stock, then the Company may redeem any shares of Series A Preferred Stock in excess of 2,500,000 shares at a redemption price equal to: (i) 117% of the Stated Value of the shares; plus
(ii) any accrued and unpaid dividends on such shares. Any shares of Series A Preferred Stock which have not been converted on or before August 8, 2000 (the "Maturity Date") will automatically be converted to shares of Common Stock at the Maturity Date. However, if, at the Maturity Date any of the "Mandatory Conversion Conditions" are not satisfied, then the Company will be required to pay the holders of Series A Preferred Stock cash in an amount equal to the Liquidation Preference for each share of Series A Preferred Stock owned by the holder. "Mandatory Conversion Conditions" include: (i) a registration statement covering the resale of all of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock is effective, or such resale may be made under Rule 144(k) under the Securities Act.

     The Series A Preferred Stock does not grant holders voting rights except that, so long as the Series A Preferred Stock is outstanding, without the prior approval of the holders of at least a majority of all shares of the Series A Preferred Stock outstanding at the time, the Company may not: (i) increase the number of shares of Series A Preferred Stock which the Company is authorized to issue; (ii) alter or change the rights, preferences or privileges of the Series A Preferred Stock or any other capital stock of the Company so as to adversely affect the Series A Preferred Stock; or (iii) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company. Approval of holders of the Series A Preferred Stock as to actions described in (ii) and (iii) above will not be required if the average closing price for the Common Stock on the five trading days immediately preceding the effective date of such a change is equal to or exceeds $27.45 per share.

     The Series B Preferred Stock has a liquidation preference equal to $1,000 per share plus any accrued and unpaid dividends. Upon the liquidation, dissolution or winding up of the Company, holders of the Series B Preferred Stock are entitled to receive payment of the liquidation preference on a pro rata basis based on the Liquidation Preference of the stock held by each holder before any payment is made to holders of Common Stock or any stock of the Company junior to the Series B Preferred Stock.

     Dividends on the Series B Preferred Stock accrue, whether or not declared by the Board of Directors, at an annual rate of 4.5% of the Stated Value of each outstanding share of Series B Preferred Stock. Dividends and are payable in cash or, at the Company's option, and upon satisfaction of certain conditions, in additional shares of Series B Preferred Stock.

     The holders of Series B Preferred Stock may convert shares of Series B Preferred Stock into Common Stock at a price equal to the lowest of: (i) 120% of the closing bid price for the Common Stock on the date of purchase of the Series B Preferred Stock (to be adjusted to reflect stock splits, stock dividends or similar events) (the "Fixed Conversion Price"); (ii) 92.5% of the average closing bid price for the Common Stock for the five trading days prior to the date of the conversion notice; or (iii) if applicable, the lowest traded price of the Common Stock during the time when the Common Stock is not listed on the Nasdaq National Market or listed on the New York Stock Exchange or other national securities exchange.

     If the conversion of the Series B Stock would result in the holders receiving more than 2,000,000 Shares of Common Stock, then the Company may redeem any shares of Series B Stock in excess of 2,000,000 shares at a redemption price equal to: (i) 117% of the Stated Value of the shares; plus (ii) any accrued and unpaid dividends on such shares. Any shares of Series B Preferred Stock which have not been converted within three years from the date of purchase will automatically be converted to shares of Common Stock at the maturity date of the Series B Preferred Stock. However, if, at the maturity date, a registration statement covering the resale of all of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock is not effective, and resale may not be made under Rule 144(k) under the Securities Act, then the Company will be required to pay to the holders of Series B Preferred Stock cash in an amount equal to the liquidation preference for the shares of Series B Preferred Stock owned by the holder.

     The Series B Preferred Stock does not grant holders voting rights except that, so long as shares of Series B Preferred Stock are outstanding, without the prior approval of the holders of at least a majority of all shares of the Series B Preferred Stock outstanding at the time, the Company may not: (i) increase the number of shares of Series B Preferred Stock which the Company is authorized to issue; (ii) alter or change the rights, preferences or privileges of the Series B Preferred Stock or any other capital stock of the Company so as to adversely affect the Series B Preferred Stock; or (iii) create any new class or series of capital stock having a preference over the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company. Approval of holders of the Series B Preferred Stock as to actions described in (ii) and (iii) above will not be required if the average closing price for the Common Stock on the five trading days immediately preceding the effective date of such a change is equal to or exceeds 150% of the Fixed Conversion Price.

     Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation was amended on April 9, 1996 to change the Company's corporate name to Metal Management, Inc. The directors of the Company are elected each year at the annual meeting of the stockholders for terms of one year and until their successors are elected and qualified; existing directors may nominate and elect qualified persons to fill vacancies on the Board of Directors.

     Stockholders' Agreement. Albert A. Cozzi, Frank J. Cozzi and Gregory P. Cozzi (collectively, the "Cozzi Stockholders"), Samstock, L.L.C. ("Samstock") and Messrs. Jacobs and Jennings (collectively, the "MTLM Stockholders") and the Company entered into a stockholders agreement dated as of December 19, 1997 and having a term of ten years, unless renewed or extended (the "Stockholders Agreement"). Under the Stockholders Agreement, the Cozzi Stockholders, Samstock and the MTLM Stockholders have agreed that each group will act in a manner to cause the nomination of the directors slated for election at each annual meeting of the Company, five of whom shall be selected by the Cozzi Stockholders and five of whom shall be selected by the MTLM Stockholders (provided that each group has agreed to nominate one individual, independent and unaffiliated from each group or the Company, as part of its slate) and one of whom shall be selected by Samstock. The Stockholders Agreement further requires each group to vote for the other group's nominees for election to the Board and to vote for proposals, if and when presented by the Company, to amend the Company's organizational documents to require the approval of at least two-thirds of the Board of Directors to, among other things: (i) amend the Company's certificate of incorporation or bylaws;

(ii) liquidate or merge the Company; (iii) sell substantially all of the Company's assets; (iv) elect or remove officers; (v) adopt an annual budget;
(vi) borrow funds, sell assets or make capital expenditures exceeding $5 million; (vii) issue or register the Company's securities; or (viii) declare or pay any dividends or distributions.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for the Common Stock is LaSalle National Bank of Chicago.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Shefsky & Froelich Ltd., Chicago, Illinois. Certain attorneys employed by Shefsky & Froelich Ltd. beneficially own, or have the right to acquire through exercise of warrants or options granted to such individuals, an aggregate of approximately 133,000 shares of the Company's Common Stock as of the date hereof. Certain members of the firm have also received compensation in the form of warrants for non-legal services partly in connection with certain financings completed by the Company.

                                    EXPERTS

     The consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity of the Company and its subsidiaries at March 31, 1997 and October 31, 1995, and the results of their operations and their cash flows for the year ended March 31, 1997, the five months ended March 31, 1996 and for each of the two years in the period ended October 31, 1995, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K (as amended) for the fiscal year ended March 31, 1997, and the Company's Proxy Statement dated November 20, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated balance sheets of Cozzi Iron & Metal, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, incorporated in this Prospectus by reference from the Company's Proxy Statement, dated November 20, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The balance sheets of The Isaac Corporation and Ferrex Trading Corporation at December 31, 1996 and 1995 and the related statements of income, shareholders' equity and cash flows for the years ended December 31, 1994, 1995 and 1996, incorporated in this Prospectus by reference to the Company's current report on Form 8-K dated June 23, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated herein in reliance upon such reports given upon the authority of such firm as experts in auditing and accounting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates by reference herein the following documents filed pursuant to the Exchange Act under the Company's Exchange Act File No. 0-14836:
(i) the Company's Annual Report on Form 10-K (as amended) for the fiscal year ended March 31, 1997; (ii) the Company's Quarterly Reports on Form 10-Q for the periods ended June 30, 1997, September 30, 1997 and December 31, 1997; (iii) the Company's Amended Quarterly Report on Form 10-QA for the periods ended September 30, 1997 and December 31, 1997; (iv) the Company's Current Report on Form 8-K dated May 1, 1997 (relating to the Reserve acquisition and including historical and proforma financial statements); (v) the Company's Current Report on Form 8-K dated June 23, 1997 (relating to the Isaac acquisition and including historical and pro forma financial statements); (vi) the Company's Current Report on Form 8-K dated August 28, 1997 (relating to the Proler acquisition); (vii) the Company's Current Report on Form 8-K dated October 24, 1997 (relating to the reclassification of amounts received from the sale of the Series A Preferred Stock); (viii) the Company's Proxy Statement dated November 20, 1997; (ix) the Company's Current Report on Form 8-K dated December 1, 1997 (relating to the acquisition of Cozzi Iron & Metal, Inc.); (x) the Company's Current Report on Form 8-K dated December 18, 1997 (relating to the private equity placement to Samstock); (xi) the Company's Current Report on Form 8-K dated January 8, 1998 (relating to the acquisition of Houston Compressed Steel Corp.); (xii) the Company's Current Report on Form 8-K dated January 20, 1998 (relating to the acquisition of substantially all of the assets of Aerospace Metals, Inc. and including historical and pro forma financial statements); (xiii) the Company's Current Report on Form 8-K dated March 31, 1998 (relating to the Company's Senior Credit Facility); (xiv) the Company's Current Report on Form 8-K dated May 1, 1998 (relating to interim financial statements of Aerospace and pro forma financial statements of the Company); and (xv) the Company's Current Report on Form 8-K dated May 1, 1998 (relating to certain risks associated with the Company's business).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

     The Company hereby undertakes to provide without charge to each person including any beneficial owner to whom a copy of this Prospectus has been delivered, upon written or oral request of the person, a copy of any or all of the foregoing documents or information referred to above that has been incorporated herein by reference in this Prospectus (other than exhibits to documents, unless these exhibits are specifically incorporated by reference into the documents). Requests for these documents should be made to Mr. Robert C. Larry at the Company's principal executive offices located at 500 North Dearborn Street, Suite 405, Chicago, Illinois 60610; telephone number (312) 645-0700.

======================================================

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

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                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
The Company...........................    3
Use of Proceeds.......................    3
Selling Stockholders..................    3
Plan of Distribution..................   11
Description of Capital Stock..........   12
Legal Matters.........................   15
Experts...............................   15
Incorporation of Certain Documents by
  Reference...........................   15

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                               15,896,858 SHARES

                             METAL MANAGEMENT, INC.

                                  COMMON STOCK
                                ($.01 PAR VALUE)

                            ------------------------
                                   PROSPECTUS
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